UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
            of the Securities Exchange Act of 1934 or Suspension of
                          Duty to File Reports Under
         Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-12167

                         RATIONAL SOFTWARE CORPORATION
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            (Exact name of registrant as specified in its charter)

       18880 HOMESTEAD ROAD, CUPERTINO, CALIFORNIA 95014, (408) 863-9900
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    (Address, including zip code, and telephone umber, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
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           (Title of each class of securities covered by this Form)

                                     NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rational Software Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 24, 2003                   By:   /s/ David J. Henshall
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                                               David J. Henshall
                                               Vice President, Chief Financial
                                               Officer, Treasurer and Secretary